Filed pursuant to Rule 424(b)(2)

Registration No. 333-190954

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
	US$		US$	US$
€1,400,000,000 1.625% Notes due 2024	1,741,880,000	99.866%	1,739,545,880.80	202,135.23
€1,000,000,000 2.625% Notes due 2031	1,244,200,000	99.324%	1,235,789,208.00	143,598.71

(1)	€1,400,000,000 aggregate principal amount of the 1.625% Notes due 2024 and €1,000,000,000 aggregate principal amount of the 2.625% Notes due 2031 will be issued. The proposed maximum aggregate offering price for the €1,400,000,000 1.625% Notes due 2024 and the €1,000,000,000 aggregate principal amount of the 2.625% Notes due 2031 is based on the close of business November 24, 2014 euro/U.S. dollar exchange rate of €1=$1.2442 as published by Bloomberg.

(2)	Calculated in accordance with Rule 457(r) of the US Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 24, 2014)

€2,400,000,000

Verizon Communications Inc.

€1,400,000,000 1.625% Notes due 2024

€1,000,000,000 2.625% Notes due 2031

We are offering €1,400,000,000 of our notes due 2024 (the “notes due 2024”) and €1,000,000,000 of our notes due 2031 (the “notes due 2031” and, together with the notes due 2024, the “notes”). The notes due 2024 will bear interest at the rate of 1.625% per year and the notes due 2031 will bear interest at the rate of 2.625% per year.

Interest on the notes due 2024 is payable in arrears on March 1 of each year, beginning on March 1, 2015. Interest on the notes due 2031 is payable in arrears on December 1 of each year, beginning on December 1, 2015. The notes due 2024 will mature on March 1, 2024 and the notes due 2031 will mature on December 1, 2031.

We may redeem each series of notes, in whole or in part, at any time prior to maturity at the applicable redemption price to be determined using the procedure described in this prospectus supplement under “Description of the Notes—Optional Redemption.” In addition, each series of notes may be redeemed, at our option, in whole, but not in part, at any time prior to maturity at a price equal to 100% of the principal amount of such series of notes, plus accrued interest, in the event of certain developments affecting U.S. taxation as described under “Description of the Notes—Redemption for Taxation Reasons.”

The notes will be our senior unsecured obligations and will rank equally with all of our unsecured and unsubordinated indebtedness. The notes will be issued in fully registered form and will be offered and sold in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement and the risks discussed elsewhere in the prospectus supplement, the accompanying prospectus and the documents we file with the Securities and Exchange Commission.

	Notes due 2024	Total	Notes due 2031	Total
Public Offering Price(1)	99.8660%	€1,398,124,000	99.3240%	€993,240,000
Underwriting Discount(2)	0.3375%	€4,725,000	0.4375%	€4,375,000
Proceeds to Verizon Communications Inc. (before expenses)(2)	99.5285%	€1,393,399,000	98.8865%	€988,865,000

(1)	Plus accrued interest, if any, from December 1, 2014, to the date of delivery.
(2)	Before reimbursement of expenses in connection with this offering, which the underwriters have agreed to make to us. See “Underwriting.”

We intend to apply to list the notes on the New York Stock Exchange (“NYSE”). We expect trading in the notes on the NYSE to begin within 30 days after the original issue, but the listing application is subject to review by the NYSE. Currently there is no public market for the notes. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

The underwriters are severally underwriting the notes being offered. The underwriters expect to deliver the notes in book-entry form only through the facilities of Euroclear, S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, against payment on or about December 1, 2014.

Joint Book-Running Managers
Barclays	BofA Merrill Lynch	Goldman, Sachs & Co.
Senior Co-Manager
Lloyds Bank
Co-Managers
Banca IMI	BNP PARIBAS	Mischler Financial Group, Inc.
Ramirez & Co., Inc.		The Williams Capital Group, L.P.
November 24, 2014

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the specific notes being offered, and the accompanying prospectus contains information about our debt securities generally. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein, which are accurate as of their respective dates. We have not authorized anyone else to provide you with different information.

References herein to “$” and “dollars” are to the lawful currency of the United States. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement has been prepared in accordance with accounting principles generally accepted in the United States.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

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In this prospectus supplement, “we,” “our,” “us” and “Verizon” refer to Verizon Communications Inc. and its consolidated subsidiaries.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that relevant member state, from the requirement to produce a prospectus for offers of the notes. Accordingly, any person making or intending to make any offer in that relevant member state of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in the relevant member state and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of Section 21 of the UK Financial Services and Markets Act 2000, as amended (the “FSMA”) by a person authorized under the FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which Section 21(1) of the FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of the FSMA.

STABILIZATION

IN CONNECTION WITH THE ISSUE OF THE NOTES, BARCLAYS BANK PLC (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE

S-ii

FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

S-iii

THE OFFERING

Issuer	Verizon Communications Inc.

Notes Offered	€1,400,000,000 aggregate principal amount of 1.625% notes due 2024

€1,000,000,000 aggregate principal amount of 2.625% notes due 2031

Maturity	Notes due 2024: March 1, 2024

Notes due 2031: December 1, 2031

Interest Payment Dates	Notes due 2024: March 1 of each year, beginning on March 1, 2015

Notes due 2031: December 1 of each year, beginning on December 1,

                             2015

Currency of Payment	All payments of interest and principal for the notes, including any payments made upon any redemption, will be made in euro.

If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro), then all payments in respect of the notes will be made in U.S. dollars until euro is again available to us.

Ranking	Each series of notes will be unsecured and will rank equally with all of our unsecured and unsubordinated indebtedness.

Form and Denomination	We will issue the notes in fully registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Description of the Notes—Global Clearance and Settlement” in this prospectus supplement. Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear” and, together with Clearstream, the “clearing systems”).

Optional Redemption	We may redeem each series of notes, in whole or in part, at any time prior to maturity at the applicable redemption price to be determined using the procedure described in this prospectus supplement under “Description of the Notes—Optional Redemption.”

Redemption for Taxation Reasons	We may, at our option, redeem each series of notes in whole, but not in part, at any time prior to maturity at a price equal to 100% of the principal amount of such series of notes, plus accrued interest, in the event of certain developments affecting U.S. taxation as described under “Description of the Notes—Redemption for Taxation Reasons.”

Withholding Taxes	We will pay to beneficial owners of notes who are non-U.S. persons additional amounts in the event of withholding or deduction of taxes, duties, assessments or other governmental charges imposed by the United States or any political subdivision thereof or any taxing authority therein or thereof, subject to the terms and limitations set forth under “Description of the Notes—Withholding Taxes” in this prospectus supplement. Any additional amounts on the notes will be paid in euro.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include the acquisition of spectrum licenses and, depending on market and other conditions, the repayment of outstanding indebtedness.

Listing	We intend to apply to list the notes on the NYSE. The listing application is subject to review by the NYSE. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Risk Factors	See “Risk Factors” beginning on page S-3 of this prospectus supplement and the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus for a discussion of risks you should carefully consider before deciding whether to invest in the notes.

Trustee	U.S. Bank National Association

Paying Agent and Transfer Agent	Elavon Financial Services Limited, UK Branch

Registrar	Elavon Financial Services Limited

Governing Law	The State of New York, United States of America

For a more complete description of the terms of the notes see “Description of the Notes” in this prospectus supplement and “Description of the Debt Securities” in the accompanying prospectus.

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the risks and uncertainties described in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference in this prospectus supplement and in the accompanying prospectus, before you make an investment decision pursuant to this prospectus supplement and the accompanying prospectus. Our business, financial condition, operating results and cash flows can be impacted by these factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results.

Risks Related to the Notes

An active trading market may not develop for the notes, which could adversely affect the price of the notes in the secondary market and your ability to resell the notes should you desire to do so.

We intend to apply to list the notes on the NYSE; however, we cannot make any assurance as to:

•	the development of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their notes; or

•	the price at which the holders would be able to sell their notes.

Any trading market that may develop for the notes may be adversely affected by changes in the overall market for investment-grade securities, changes in our financial performance or prospects, a change in our credit rating, the prospects for companies in our industry generally, any acquisitions or business combinations proposed or consummated by us, the interest of securities dealers in making a market for the notes and prevailing interest rates, financial markets and general economic conditions. A market for the notes, if any, may be subject to volatility. Prospective investors in the notes should be aware that that they may be required to bear the financial risks of such an investment for an indefinite period of time.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

Investors will have to pay for the notes in euro. Principal and interest payments of the notes are payable by us in euro. An investment in the notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the home currency), entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

•	significant changes in rates of exchange between the home currency and euro;

•	the imposition or modification of foreign exchange controls with respect to euro; and

•	tax consequences for you as a result of any foreign exchange gains resulting from an investment in the notes.

We have no control over a number of factors affecting this type of note, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the euro, have been highly volatile and this volatility may be expected to continue in the future.

Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro against the home currency could result in a decrease in the effective yield of the notes below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of the euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

The notes will be governed by the laws of the State of New York. U.S. federal or state courts rendering a judgment on the notes may be unable to enter judgment in any currency except in U.S. dollars. Accordingly, in a lawsuit for payment on the notes, investors may bear currency exchange risk, which could be material.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

On November 24, 2014, the euro/U.S.$ rate of exchange as of the close of business was €1/U.S.$1.2442 as reported by Bloomberg.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

EU Savings Directive—A paying agent may be obligated to withhold taxes under the EU Savings Directive.

Under EC Council Directive 2003/48/EC on the taxation of savings income (the “directive”), each member state of the European Union (a “member state”) is required to provide to the tax authorities of another member state details of payments of interest (or similar income) made by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other member state or certain limited types of entity established in that other member state. However, for a transitional period, Luxembourg and Austria may instead apply (unless during such period they elect otherwise) a withholding system in relation to such payments, deducting tax at a rate of 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments. In April 2013, the Luxembourg Government announced its intention to abolish the withholding system with effect from January 1, 2015, in favor of automatic exchange under the directive.

On March 24, 2014, the European Council adopted an EU Council Directive amending and broadening the scope of the requirements described above. In particular, the changes expand the range of payments covered by the directive to include certain additional types of income, and widen the range of recipients payments to whom are covered by the directive, to include certain other types of entity and legal arrangement. Member states are required to implement national legislation giving effect to these changes by January 1, 2016 (which national legislation must apply from January 1, 2017).

If a payment were to be made or collected through a member state that has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, then neither we, nor any paying agent nor any other person would be obliged to pay additional amounts with respect to any note as a result of the imposition of such withholding tax. We will maintain a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to such directive (so long as there is such a member state).

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include the acquisition of spectrum licenses and, depending on market and other conditions, the repayment of outstanding indebtedness.

DESCRIPTION OF THE NOTES

Principal Amount, Maturity and Interest for the Notes due 2024 and the Notes due 2031

We are offering €1,400,000,000 of our notes due 2024 which will mature on March 1, 2024 and €1,000,000,000 of our notes due 2031 which will mature on December 1, 2031. We will pay interest on the notes due 2024 in arrears at the rate of 1.625% per annum on March 1 of each year to holders of record on the close of business of the preceding February 15. We will pay interest on the notes due 2031 in arrears at the rate of 2.625% per annum on December 1 of each year to holders of record on the close of business of the preceding November 15. If interest or principal on the notes is payable on a Saturday, Sunday or any other day when commercial banks are not open for business in The City of New York or London or any day on which the Trans-European Automated Real-time Gross settlement Express Transfer payment system is not open for transfer of payments, we will make the payment on the next business day in such locations, and no additional interest will accrue as a result of the delay in payment. The first interest payment date on the notes due 2024 is March 1, 2015 and on the notes due 2031 is December 1, 2015. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or December 1, 2014, if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

We may issue additional notes due 2024 and notes due 2031 in the future.

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (the “global notes”) in fully registered form, without coupons, and will be deposited on the closing date with, and registered in the name of, a common depositary (or its nominee) for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth herein, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. No link is expected to be established among The Depository Trust Company and Euroclear or Clearstream in connection with the issuance of the notes.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Should certificates be issued to individual holders of the notes, a holder of notes who, as a result of trading or otherwise, holds a principal amount of notes of a specified series that is less than the minimum denomination of notes specified for such series would be required to purchase an additional principal amount of notes such that its holding of notes of such series amounts to the minimum specified denomination. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such clearing systems, or indirectly through organizations that are participants in such clearing systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their common depositary (or its nominee) is the registered holder of the global notes, Euroclear, Clearstream, the common depositary or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

Distributions of principal, interest and additional amounts, if any, with respect to the global notes will be credited in euro to the extent received by Euroclear or Clearstream to the cash accounts of Euroclear or Clearstream participants in accordance with the relevant clearing system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the global notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired date.

Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in a global note through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used. Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream participant only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Currency Conversion

Payments of principal, interest and additional amounts, if any, on the notes will be payable in euro. If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro), then all payments in respect of the notes will be made in U.S. dollars until euro is again available to us. The amount payable on any date in euro will be converted into U.S. dollars at a rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the latest U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture.

Paying Agent and Registrar for the Notes

Elavon Financial Services Limited, UK Branch, a wholly-owned subsidiary of U.S. Bank National Association, as trustee, will initially act as paying agent and Elavon Financial Services Limited, a wholly-owned subsidiary of U.S. Bank National Association, as trustee, will act as registrar for the notes. Upon notice to the trustee, we may change the paying agent or registrar, provided however that we will maintain a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to such directive (so long as there is such a member state).

Optional Redemption

We have the option to redeem the notes on not less than 30 nor more than 60 days’ notice, in whole or in part, at any time prior to maturity, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued to the date of redemption), as the case may be, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 15 basis points for the notes due 2024 and the Comparable Government Bond Rate plus 25 basis points for the notes due 2031, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

The “Comparable Government Bond Rate” will be determined on the third business day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the applicable Comparable Government Bond, assuming a price for the applicable Comparable Government Bond (expressed as a percentage of its principal amount) equal to the applicable Comparable Government Bond Price for such date of redemption.

“Calculation Agent” means an independent investment banking or commercial banking institution of international standing appointed by us.

“Comparable Government Bond” means the Federal Republic of Germany government security or securities selected by one of the Reference Government Bond Dealers appointed by us as having an actual or interpolated maturity comparable with the remaining term of such series of notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such series of notes.

“Comparable Government Bond Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (B) if the Calculation Agent obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Reference Government Bond Dealer” means each of five banks selected by us, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the applicable Comparable Government Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m., Central European Time (CET), on the third business day preceding such date for redemption quoted in writing to the Calculation Agent by such Reference Government Bond Dealer.

Redemption for Taxation Reasons

The notes of any series may be redeemed at our option, in whole but not in part, at any time on giving not less than 30 nor more than 60 days’ notice to the noteholders (which notice shall be irrevocable), at their principal amount, together with interest accrued to, but excluding, the date fixed for redemption, if:

(i)	we have or will become obliged to pay additional amounts with respect to such series of notes as provided or referred to under “Withholding Taxes” below as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred; or

(ii)	on or after the issue date of such series of notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent tax counsel of nationally recognized standing, will result in a material probability that we will become obliged to pay additional amounts with respect to such series of notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred. However, no such notice of redemption shall be given less than 30 or more than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect of such series of notes were then due.

Withholding Taxes

All payments of principal, interest and premium (if any) in respect of the notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, we shall pay to a holder that is a Non-U.S. Person (as defined below) such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any note if the beneficial owner is subject to taxation solely for reasons other than its ownership of notes, nor shall additional amounts be payable for or on account of:

(i)	any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such note) between the holder or the beneficial owner of such note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;

(ii)	any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such note being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;

(iii)	any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such note;

(iv)	any gift, estate, inheritance, sales, transfer, personal property, excise or similar Tax;

(v)	any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later, to the extent such change in law, treaty, regulation or administrative interpretation would apply retroactively to such payment;

(vi)	any Tax that would not have been imposed, withheld or deducted but for the presentation of such note more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such note for payment on the last date of such period of 30 days;

(vii)	any Tax that would not have been imposed, withheld or deducted but for the failure of a direct or indirect holder or beneficial owner of such note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;

(viii)	any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such note to meet the requirements (including the statement requirements) of Section 871(h) or Section 881(c) of the Code;

(ix)	any Tax imposed pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or

(x)	any combination of items (i)-(ix).

For purposes of clauses (i)-(x) above, references to the holder or beneficial owner of a note include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, we will not pay additional amounts to the holder of a note if such holder or the beneficial owner of such note is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such note is not the sole beneficial owner of such note, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of “—Withholding Taxes,” the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.

Any additional amounts paid on the notes will be paid in euro.

Additional Information

See “DESCRIPTION OF THE DEBT SECURITIES” in the accompanying prospectus for additional important information about the notes. That information includes:

•	additional information about the terms of the notes;

•	general information about the indenture and the trustee;

•	a description of certain restrictions; and

•	a description of events of default under the indenture.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by U.S. Holders and Non-U.S. Holders (each as defined below) that purchase the notes at their issue price (generally the first price at which a substantial amount of the notes of the applicable series is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) pursuant to this offering and hold such notes as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold a note as part of a straddle, hedge, conversion or other integrated transaction, U.S. Holders that have a “functional currency” other than the U.S. dollar, or partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes)). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes invests in a note, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of a note.

EACH PERSON CONSIDERING AN INVESTMENT IN THE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

U.S. Holders

Interest on the Notes

In general, interest payable on a note will be taxable to a U.S. Holder as ordinary interest income when it is received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The notes are not expected to be issued with more than de minimis original issue discount (“OID”). However, if the notes of any series are issued with more than de minimis OID, each U.S. Holder of a note of such series generally will be required to include OID in income (as interest) as it accrues, regardless of its regular method of accounting for U.S. federal income tax purposes, using a constant yield method, before such U.S. Holder receives any payment attributable to such income. The remainder of this discussion assumes that the notes are not issued with more than de minimis OID.

The amount of interest paid with respect to a note that is includible in income by a U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes is the U.S. dollar value of the amount paid translated at the spot rate of exchange on the date such payment is received by such U.S. Holder.

In the case of interest on a note held by a U.S. Holder that uses the accrual method of accounting, such U.S. Holder is required to include the U.S. dollar value of such interest income that accrued during the relevant accrual period. The U.S. dollar value of such accrued interest income generally is determined by translating such interest income at the average rate of exchange for such accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year). Alternatively, such U.S. Holder may elect to translate such interest income at the spot rate of exchange on the last day of such accrual period (and in the case of a partial accrual period, the spot rate on the last day of the taxable year) or if the last day of an accrual period is within five business days of the date of receipt of the payment in respect of the related accrued interest, a U.S. Holder that has made such election may translate such accrued interest using the spot rate of exchange on the date of receipt of such payment. The above election will apply to all debt obligations held by such U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder generally will recognize foreign currency exchange gain or loss with respect to such accrued interest income on the date the payment in respect of such interest income is received, if there is any difference between the exchange rate used to determine such interest income and the exchange rate on the date such payment is received. Such foreign currency exchange gain or loss generally will be treated as ordinary income or loss from sources within the United States.

A U.S. Holder generally will have a basis in euro received as interest on a note equal to the U.S. dollar value of such euro, as applicable, on the date of receipt. Any gain or loss on a conversion or other disposition of such euro by such U.S. Holder generally will be treated as ordinary income or loss from sources within the United States.

Sale, Exchange, Retirement or Other Disposition of the Notes

Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on such sale, exchange, retirement or other disposition (other than any amount attributable to accrued interest, which, if not previously included in such U.S. Holder’s income, will be taxable as interest income to such U.S. Holder) and such U.S. Holder’s “adjusted tax basis” in such note.

A U.S. Holder that receives euro on the sale, exchange, retirement or other disposition of a note generally will have an amount realized equal to the U.S. dollar value of such euro translated at the spot rate of exchange on the date of such sale, exchange, retirement or other disposition (or, if such note is treated as traded on an established securities market, on the settlement date in the case of a cash basis or electing accrual basis taxpayer). A U.S. Holder generally will realize foreign currency exchange gain or loss upon such sale, exchange, retirement or other disposition (as ordinary income or loss from sources within the United States) if there is any difference between (i) the spot rate of exchange on the date such U.S. Holder acquired such note and (ii) the spot rate of exchange on the date such note is disposed of or the date the payment in respect of such sale, exchange, retirement or other disposition is received, as applicable. Such foreign currency exchange gain or loss, together with any foreign currency exchange gain or loss realized on such disposition in respect of accrued interest, generally will be realized only to the extent of the total gain or loss realized by such U.S. Holder on such disposition. Any such total gain or loss not treated as foreign currency exchange gain or loss generally will be capital gain or loss from sources within the United States. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

A U.S. Holder that determines its amount realized in connection with the sale, exchange, retirement or other disposition of a note by reference to the spot rate of exchange on the date of such sale, exchange, retirement or other disposition (rather than on the settlement date) may recognize additional foreign currency exchange gain or loss upon receipt of euro from such sale, exchange, retirement or other disposition.

A U.S. Holder generally will have a basis in the euro received upon a sale, exchange, retirement or other disposition of a note equal to the U.S. dollar value of such euro on the date of receipt. Any gain or loss on a conversion or other disposition of such euro by such U.S. Holder generally will be treated as ordinary income or loss from sources within the United States.

Medicare Tax

In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts (and possibly certain foreign estates or trusts with U.S. beneficiaries) are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income on a note and net gain from the sale, exchange, retirement or other disposition of a note.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a U.S. Holder of interest on, or proceeds from the sale, exchange, retirement or other disposition of, a note, unless such U.S. Holder is an entity that is exempt from information reporting and, when required, demonstrates this fact. Any such payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number (which for an individual would be his or her Social Security number) is correct, or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such U.S. Holder on a timely basis to the IRS.

Reportable Transactions

A U.S. Holder that participates in any “reportable transaction” (as defined in U.S. Treasury regulations) must attach to its U.S. federal income tax return a disclosure statement on IRS Form 8886. U.S. Holders should consult their own tax advisors as to the possible obligation to file IRS Form 8886 reporting foreign currency exchange loss arising from the notes or any amounts received with respect to the notes.

Non-U.S. Holders

General

Subject to the discussion below concerning backup withholding and FATCA:

(a)  payments of principal, interest and premium (if any) with respect to a note owned by a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax; provided that, in the case of amounts treated as payments of interest, (i) such amounts are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder; (ii) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (iii) such Non-U.S. Holder is not a controlled foreign corporation described in section 957(a) of the Code that is related to us through stock ownership; (iv) such Non-U.S. Holder is not a bank whose receipt of such amounts is described in section 881(c)(3)(A) of the Code; and (v) the certification requirements described below are satisfied; and

(b)  a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, retirement or other disposition of a note, unless (i) such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such gain generally will be subject to U.S. federal income tax in the manner described below, or (ii) such Non- U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange, retirement or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty).

The certification requirements referred to in clause (a)(v) above generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement (generally on IRS Form W-8BEN or IRS Form W-8BEN-E), signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. person. U.S. Treasury regulations provide additional rules for a note held through one or more intermediaries or pass-through entities.

If the requirements set forth in clause (a) above are not satisfied with respect to a Non-U.S. Holder, amounts treated as payments of interest generally will be subject to U.S. federal withholding tax at a rate of 30%, unless another exemption is applicable. For example, an applicable tax treaty may reduce or eliminate this withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN or IRS Form W-8BEN-E) to the applicable withholding agent.

If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States, and if amounts treated as interest on a note or gain recognized on the sale, exchange, retirement or other disposition of a note are effectively connected with such trade or business, such Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on such interest or gain; provided that, in the case of amounts treated as interest, such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest or gain in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of principal of, and interest on, notes, and to proceeds from the sale, exchange or other taxable disposition (including redemption) of notes within the United States, or by a U.S. payor or U.S. middleman, to a U.S. Holder (other than an exempt recipient that, if required, demonstrates this fact). Backup withholding may be required on reportable payments if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, backup withholding. Non-U.S. Holders generally will be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of information reporting and backup withholding. Backup withholding is not an additional tax. A holder of notes generally will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability or to obtain a refund of the amounts withheld provided the required information is furnished to the IRS in a timely manner.

FATCA Withholding

Sections 1471 to 1474 of the Code and Treasury regulations thereunder (provisions commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments (including principal) on, and the gross proceeds from the sale, exchange, retirement, or other disposition of, obligations that produce U.S. source interest to “foreign financial institutions” and certain other non-U.S. entities that fail to comply with specified certification and information reporting requirements. The obligation to withhold under FATCA applies to (i) payments of U.S. source interest and (ii) on or after January 1, 2017, gross proceeds from the disposition of, and payments of principal on, obligations that produce U.S. source interest.

Because the notes will produce U.S. source interest, payments on, and the gross proceeds from the sale or other disposition of, notes held by or through certain foreign entities could become subject to the FATCA withholding tax. Holders should consult their own tax advisors on how these rules may apply to their investment in the notes. In the event any withholding under FATCA is imposed with respect to any payments on the notes, we will not be under any obligation to compensate for the withheld amount.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of the notes. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of their particular situations.

EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income (the “directive”), each member state of the European Union (a “member state”) is required to provide to the tax authorities of another member state details of payments of interest (or similar income) made by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other member state or certain limited types of entity established in that other member state. However, for a transitional period, Luxembourg and Austria may instead apply (unless during such period they elect otherwise) a withholding system in relation to such payments deducting tax at a rate of 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments. In April 2013, the Luxembourg Government announced its intention to abolish the withholding system with effect from January 1, 2015, in favor of automatic exchange under the directive.

A number of non-EU countries and certain dependent or associated territories of certain member states have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to, or collected by such a person for, an individual resident or certain limited types of entity established in a member state. In addition, the member states have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a member state to, or collected by such a person for, an individual resident or certain limited types of entity established in one of those territories.

On March 24, 2014, the European Council adopted an EU Council Directive amending and broadening the scope of the requirements described above. In particular, the changes expand the range of payments covered by the directive to include certain additional types of income, and widen the range of recipients payments to whom are covered by the directive, to include certain other types of entity and legal arrangement. Member states are required to implement national legislation giving effect to these changes by January 1, 2016 (which national legislation must apply from January 1, 2017).

Proposed Financial Transactions Tax

The European Commission has published a proposal for a directive for a common financial transactions tax in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating member states”).

The proposed financial transactions tax (“FTT”) has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. The issuance and subscription of the notes should, however, be exempt.

Under current proposals the FTT could apply in certain circumstances to persons both within and outside of the participating member states. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating member state. A financial institution may be, or be deemed to be, “established” in a participating member state in a broad range of circumstances, including (a) by transacting with a person established in a participating member state or (b) where the financial instrument which is subject to the dealings is issued in a participating member state.

The FTT proposal remains subject to negotiation between the participating Member States, and is the subject of legal challenge and a non-binding adverse opinion expressed by the legal service of the Council of the European Union. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional member states may decide to participate. Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

Subject to the terms and conditions stated in the purchase agreement, dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal amount of notes due 2024	Principal amount of notes due 2031
Barclays Bank PLC	€406,000,000	€290,000,000
Goldman, Sachs & Co.	406,000,000	290,000,000
Merrill Lynch International	406,000,000	290,000,000
Lloyds Bank plc	77,000,000	55,000,000
Banca IMI S.p.A.	21,000,000	15,000,000
BNP Paribas	21,000,000	15,000,000
Mischler Financial Group, Inc.	21,000,000	15,000,000
Samuel A. Ramirez & Company, Inc.	21,000,000	15,000,000
The Williams Capital Group, L.P.	21,000,000	15,000,000

Total	€1,400,000,000	€1,000,000,000

The purchase agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriters may make offers and sales in the United States through their respective U.S. broker-dealer affiliates.

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of such notes to dealers at the public offering prices less a concession not to exceed 0.200% of the principal amount of the notes due 2024 and 0.300% of the principal amount of the notes due 2031. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.125% of the principal amount of the notes due 2024 and 0.250% of the principal amount of the notes due 2031. After the initial offering of the notes to the public, the underwriters may change the public offering prices and other selling terms.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of each series of the notes).

Paid by Verizon
Per note due 2024	0.3375%
Per note due 2031	0.4375%

Each series of notes will constitute a new issue of securities with no established trading market. We intend to apply to list the notes on the NYSE. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue market-making activities with respect to the notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the notes.

In connection with this offering the underwriters may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant notes and 60 days after the date of the allotment of the relevant notes. Any stabilization action or over-allotment must be conducted by the underwriters in accordance with all applicable laws and rules.

Over-allotment involves syndicate sales of the notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over- the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering (not including the underwriting discount) will be approximately $680,000. The underwriters have agreed to reimburse a portion of our expenses in connection with this offering.

We have agreed to indemnify the several underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters have performed commercial banking, investment banking or advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, certain underwriters or their affiliates may provide credit to us as lenders. If any of the underwriters or their affiliates provide credit to us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely to continue to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities or instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. In addition, the underwriters purchase telecommunications services from us in the ordinary course of business.

We expect that the delivery of the notes will be made to investors on or about December 1, 2014, which will be the fourth U.S. business day following the date of this prospectus supplement (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Accordingly, purchasers who wish to trade the notes prior to the third U.S. business day before the settlement date will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the third U.S. business day before the settlement date should consult their advisors.

Selling Restrictions

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA), received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA and of the Financial Services Act of 2012 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. Each underwriter has represented and agreed that:

•	the notes will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•	no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Each underwriter has acknowledged that where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers and Investments) (Shares and Debentures) Regulations 2005 of Singapore.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Verizon Communications Inc.

Verizon Communications Inc. may offer at one or more times common stock, preferred stock and debt securities. To the extent provided in the applicable prospectus supplement, the preferred stock and the debt securities may be convertible into, or exchangeable for, shares of any class or classes of stock, or securities or property, of Verizon Communications Inc. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Verizon Communications Inc. may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents involved in the sale of any securities and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

The common stock of Verizon Communications Inc. is listed on the New York Stock Exchange and the NASDAQ Global Select Market under the symbol “VZ” and on the London Stock Exchange under the symbol “VZC.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November 24, 2014

Experts	10
Legal Matters	11
Plan of Distribution	11

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the common stock, preferred stock or debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, in some cases, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement or pricing supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. Please carefully read this prospectus, any prospectus supplement and any pricing supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.” Unless otherwise specified in this prospectus, the terms “we,” “us,” “our” and “Verizon Communications” refer to Verizon Communications Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	Verizon Communications’ Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	our Current Reports on Form 8-K filed on January 28, 2014, January 30, 2014 (two filings), February 11, 2014, February 12, 2014, February 21, 2014, March 7, 2014, March 10, 2014, May 6, 2014, May 29, 2014, June 2, 2014, June 11, 2014, June 12, 2014, June 26, 2014, July 24, 2014, August 5, 2014, August 6, 2014 and August 20, 2014 and our amended Current Report on Form 8-K/A filed on September 4, 2014 (amending our Current Report on Form 8-K previously filed on November 7, 2013); and

•	the description of Verizon Communications’ Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by contacting us at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/investor

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. The information on our website is not incorporated by reference into this document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), as amended, and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “will,” “may,” “should,” “continue,” “anticipate,” “believe,” “expect,” “plan,” “appear,” “project,” “estimate,”

“intend,” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the SEC. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to update publicly these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

VERIZON COMMUNICATIONS

We are a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Our wireless business, operating as Verizon Wireless, provides voice and data services and equipment sales across the United States using one of the most extensive and reliable wireless networks, with 106.2 million retail connections as of September 30, 2014. We also provide converged communications, information and entertainment services over America’s most advanced fiber-optic network, and deliver integrated business solutions to customers around the world. A Dow 30 company, we employed a diverse workforce of approximately 178,500 employees as of September 30, 2014, and generated consolidated revenues of $120.6 billion for the year ended December 31, 2013.

Our principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 395-1000.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
Nine Months Ended September 30, 2014	2013	2012	2011	2010	2009
4.71	7.69	3.55	3.50	3.74	3.69

For these ratios, “earnings” have been calculated by adding fixed charges to income before provision for income taxes, discontinued operations, extraordinary items and cumulative effect of accounting change, and before noncontrolling interests and income (loss) of equity investees. “Fixed charges” include interest expense, preferred stock dividend requirements of consolidated subsidiaries, capitalized interest and the portion of rent expense representing interest.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for repaying debt, making capital investments, funding working capital requirements or other general corporate purposes, including financing acquisitions and refinancing existing indebtedness.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our restated certificate of incorporation provides authority to issue up to 6,500,000,000 shares of stock of all classes, of which 6,250,000,000 are shares of common stock, $0.10 par value per share, and 250,000,000 are shares of preferred stock, $0.10 par value per share.

Common Stock

Subject to any preferential rights of the preferred stock, holders of shares of our common stock are entitled to receive dividends on that stock out of assets legally available for distribution when, as and if authorized and declared by the board of directors and to share ratably in assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up. We may not pay any dividend or make any distribution of assets on shares of common stock until cumulative dividends on shares of preferred stock then outstanding, if any, having dividend or distribution rights senior to the common stock have been paid.

Holders of common stock are entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors. In addition, the holders of common stock possess all voting power except as otherwise required by law or except as provided for by any series of preferred stock. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Preferred Stock

Our board of directors is authorized at any time to provide for the issuance of all or any shares of our preferred stock in one or more classes or series, and to fix for each class or series voting powers, full or limited, or no voting powers, and distinctive designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of the preferred stock and to the fullest extent as may be permitted by Delaware law. This authority includes, but is not limited to, the authority to provide that any class or series be:

•	subject to redemption at a specified time or times and at a specified price or prices;

•	entitled to receive dividends (which may be cumulative or non-cumulative) at rates, on conditions and at times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•	entitled to rights upon the dissolution of, or upon any distribution of, our assets; or

•	convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any adjustments.

As of the date of this prospectus, no shares of preferred stock are outstanding.

Preemptive Rights

No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

Transfer Agent and Registrar

The principal transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF THE DEBT SECURITIES

General

We will issue debt securities under an indenture between us and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee, dated as of December 1, 2000, as amended. To the extent provided in the applicable prospectus supplement, the debt securities may be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property.

We have summarized material provisions of the indenture and the debt securities below. This summary does not describe all exceptions and qualifications contained in the indenture or the debt securities. In the summary below, we have included references to article and section numbers of the indenture so that you can easily locate these provisions.

The debt securities will be unsecured and will rank equally with all of our senior unsecured debt. The indenture does not limit the amount of debt securities that may be issued and each series of debt securities may differ as to its terms.

A supplement to the indenture, board resolution or officers’ certificate will designate the specific terms relating to any new series of debt securities. (SECTION 301) These terms will be described in a prospectus supplement and, in some cases, a pricing supplement, and will include the following:

•	title of the series;

•	total principal amount of the series;

•	maturity date or dates;

•	interest rate and interest payment dates;

•	any redemption dates, prices, obligations and restrictions;

•	any provisions permitting the debt securities to be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any adjustments; and

•	any other terms of the series.

Form and Exchange

The debt securities will normally be denominated in U.S. dollars, in which case we will pay principal, interest and any premium in U.S. dollars. We may, however, denominate any series of debt securities in another currency or composite currency. In those cases, payment of principal, interest and any premium would be in that currency or composite currency and not U.S. dollars.

Book-Entry Only Form

The debt securities will normally be issued in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, which we refer to as “DTC,” or its nominee. We will refer to this form here and in the prospectus supplement as “book-entry only.”

In the event that debt securities are issued in book-entry only form, DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

In the case of book-entry only, we will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, neither we nor the trustee will have any direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

Under book-entry only, we will not issue certificates to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. Debt securities represented by a global security will be exchangeable for debt securities certificates with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository;

•	DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

•	We instruct the trustee that the global security is exchangeable for debt securities certificates.

Certificated Form

Alternatively, we may issue the debt securities in certificated form registered in the name of the debt security holder. Under these circumstances, holders may receive certificates representing the debt securities. Debt securities in certificated form will be transferable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as “certificated.”

Redemption Provisions, Sinking Fund and Defeasance

We may redeem some or all of the debt securities at our option subject to the conditions stated in the prospectus supplement relating to that series of debt securities. If a series of debt securities is subject to a sinking fund, the prospectus supplement will describe those terms. (ARTICLES ELEVEN and TWELVE)

The indenture permits us to discharge or defease certain of our obligations on any series of debt securities at any time. We may defease by depositing with the trustee sufficient cash or government securities to pay all sums due on that series of debt securities. (ARTICLE FOUR)

Liens on Assets

The debt securities will not be secured. However, if at any time we incur other debt or obligations secured by a mortgage or pledge on any of our property, the indenture requires us to secure the debt securities equally with our other debt or obligations for as long as the other debt or obligations remain secured. Exceptions to this requirement include the following:

•	purchase-money mortgages or liens;

•	liens on any property or asset that existed at the time when we acquired that property or asset;

•	any deposit or pledge to secure public or statutory obligations;

•	any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

•	any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it. (SECTION 1004)

The indenture does not prevent any of our affiliates from mortgaging, pledging or subjecting to any lien, any property or asset, even if the affiliate acquired that property or asset from us.

We may issue or assume an unlimited amount of debt under the indenture. As a result, the indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the debt securities. (SECTION 301)

Changes to the Indenture

The indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding debt securities of each series affected by the change. However, we may not change your principal or interest payment terms or the percentage required to change other terms of the indenture without your consent and the consent of others similarly affected. (SECTION 902)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of debt securities without the consent of any holder of debt securities. (SECTION 901)

Consolidation, Merger or Sale

The indenture provides that we may not merge with another company or sell, transfer or lease all or substantially all of our property to another company unless:

•	the successor corporation expressly assumes:

•	payment of principal, interest and any premium on the debt securities; and

•	performance and observance of all covenants and conditions in the indenture;

•	after giving effect to the transaction, there is no default under the indenture;

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such transaction complies with the conditions set forth in the indenture; and

•	if as a result of the transaction, our property would become subject to a lien that would not be permitted by the asset lien restriction, we secure the debt securities equally and ratably with, or prior to, all indebtedness secured by that lien. (ARTICLE EIGHT)

Events of Default

An event of default means, for any series of debt securities, any of the following:

•	failure to pay interest on that series of debt securities for 90 days after payment is due;

•	failure to pay principal or any premium on that series of debt securities when due;

•	failure to perform any other covenant relating to that series of debt securities for 90 days after notice to us; and

•	certain events of bankruptcy, insolvency and reorganization.

An event of default for a particular series of debt securities does not necessarily impact any other series of debt securities issued under the indenture. (SECTION 501)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the debt securities of that series can rescind the declaration if there has been deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 502)

The holders of more than 50% of the outstanding principal amount of any series of the debt securities, may, on behalf of the holders of all of the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 512) We are required to file an annual certificate with the trustee stating whether we are in compliance with all of the conditions and covenants under the indenture. (SECTION 704)

Concerning the Trustee

Within 90 days after a default occurs, the trustee must notify the holders of the debt securities of the series of all defaults known to the trustee if we have not remedied them (default is defined for this purpose to include the events of default specified above absent any grace periods or notice). If a default described in the third bullet point under “Events of Default” occurs, the trustee will not give notice to the holders of the series until at least 60 days after the occurrence of that default. The trustee may withhold notice to the holders of the debt securities of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 602)

Prior to an event of default, the trustee is required to perform only the specific duties stated in the indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 601) The trustee is not required to take any action permitted by the indenture at the request of holders of the debt securities, unless those holders protect the trustee against costs, expenses and liabilities. (SECTION 603) The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 601) U.S. Bank National Association, the trustee, and its affiliates have commercial banking relationships with us and some of our affiliates and serves as trustee or paying agent under indentures relating to debt securities issued by us and some of our affiliates.

CLEARING AND SETTLEMENT

The following discussion pertains to debt securities that are issued in book-entry only form.

The Clearing Systems

In the event that the debt securities are issued in book-entry only form, the debt securities may be settled through DTC. In the event that the prospectus supplement to this prospectus so provides, debt securities in book-entry only form may also be settled through accounts maintained at Clearstream Banking, société anonyme, Luxembourg, commonly known as Clearstream, or the Euroclear System, commonly known as Euroclear. In this case, links will be established among DTC, Clearstream and Euroclear to facilitate the issuance of the debt securities and cross-market transfers of interests in the debt securities associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries. The descriptions of the operations and procedures of DTC, Clearstream and Euroclear described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we, the trustee, nor any underwriter, dealer, agent or purchaser takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants, known as DTC participants, deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for DTC participants’ accounts. This eliminates the need to exchange certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a DTC participant. The rules that apply to DTC and its participants are on file with the SEC.

Upon receipt of any payment of principal or interest, DTC will credit DTC participants’ accounts on the payment date according to such participants’ respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to DTC participants whose accounts are credited with securities on a record date, by using an omnibus proxy.

Payments by DTC participants to owners of beneficial interests in the global securities, and voting by DTC participants, will be governed by the customary practices between the DTC participants and owners of beneficial interests, as is the case with securities held for the accounts of customers registered in street name. However, these payments will be the responsibility of the DTC participants and not of DTC, the trustee or us.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the debt securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to interests in the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear plc, a U.K. limited liability company, and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the debt securities.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank regulated by the Belgian Banking and Finance Commission and overseen as the operator of a securities settlement system by the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in U.S. dollars, in same-day funds, unless otherwise specified in the prospectus supplement. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC’s Same-Day Fund Settlement System. In the event that the prospectus supplement to this prospectus provides that the debt securities may also be settled through Clearstream and Euroclear, secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the debt securities in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the debt securities settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time by any of them.

EXPERTS

The consolidated financial statements of Verizon Communications incorporated by reference in Verizon Communications’ Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of Verizon Communications’ internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Randal S. Milch, Executive Vice President-Public Policy and General Counsel of Verizon, is passing upon the validity of the notes for us. As of October 31, 2014, Mr. Milch beneficially owned 29,686 shares of Verizon common stock, including 13,201 shares that may be acquired within 60 days pursuant to the conversion of certain stock units under deferred compensation plans.

Milbank, Tweed, Hadley & McCloy LLP of New York, New York, will issue an opinion on certain legal matters for the underwriters. Milbank, Tweed, Hadley & McCloy LLP from time to time represents Verizon and its affiliates in connection with matters unrelated to the offering of the securities.

PLAN OF DISTRIBUTION

We may sell any of the securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The prospectus supplement or pricing supplement will include:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts or agency fees and other underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any option by the underwriters to purchase additional securities.

If underwriters are used in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the securities in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total number of shares of capital stock or principal amount of debt securities offered, the non-defaulting underwriters must purchase the securities agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total number of shares of capital stock or principal amount of the debt securities, we may, at our option, sell less than all the securities offered.

Underwriters and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act. Any discounts or commission that we pay them and any profit that they receive from the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be customers of us or our affiliates, may engage in transactions with us or our affiliates or perform services for us or our affiliates in the ordinary course of business.

€2,400,000,000

Verizon Communications Inc.

€1,400,000,000 1.625% Notes due 2024

€1,000,000,000 2.625% Notes due 2031

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Goldman, Sachs & Co.

Senior Co-Manager

Lloyds Bank

Co-Managers

Banca IMI	BNP PARIBAS	Mischler Financial Group, Inc.

Ramirez & Co., Inc.		The Williams Capital Group, L.P.

November 24, 2014